EXHIBIT 3

Q1

Supplementary Financial Information

First Quarter 2009

BCE Investor Relations
Thane Fotopoulos
514-870-4619
thane.fotopoulos@bell.ca

Bell

BCE Inc. (1)
Consolidated Operational Data

	Q1	Q1
($ millions, except per share amounts) (unaudited)	2009	2008	$ change	% change
Operating revenues	4,342	4,360	(18)	(0.4%)
Cost of revenue, exclusive of depreciation and amortization	(1,097)	(1,059)	(38)	(3.6%)
Selling, general and administrative expenses (A)	(1,400)	(1,479)	79	5.3%
Net benefit plans cost	(88)	(71)	(17)	(23.9%)
EBITDA (3)	1,757	1,751	6	0.3%
EBITDA margin (4)	40.5%	40.2%		0.3	pts
Depreciation	(626)	(623)	(3)	(0.5%)
Amortization of intangible assets	(193)	(195)	2	1.0%
Restructuring and other	(109)	(283)	174	61.5%
Operating income	829	650	179	27.5%
Other income	2	22	(20)	(90.9%)
Interest expense	(191)	(198)	7	3.5%
Pre-tax earnings from continuing operations	640	474	166	35.0%
Income taxes	(147)	(109)	(38)	(34.9%)
Non-controlling interest	(82)	(74)	(8)	(10.8%)
Earnings from continuing operations	411	291	120	41.2%
Discontinued operations	(5)	(2)	(3)	n.m.
Net earnings	406	289	117	40.5%
Dividends on preferred shares	(29)	(31)	2	6.5%
Net earnings applicable to common shares	377	258	119	46.1%
Net earnings per common share - basic
Continuing operations	$0.48	$0.32	$0.16	50.0%
Discontinued operations	$-	$-	$-	0.0%
Net earnings	$0.48	$0.32	$0.16	50.0%
Net earnings per common share - diluted
Continuing operations	$0.48	$0.32	$0.16	50.0%
Discontinued operations	$-	$-	$-	0.0%
Net earnings	$0.48	$0.32	$0.16	50.0%
Dividends per common share	$0.385	$0.365	$0.020	5.5%
Average number of common shares outstanding - basic (millions)	788.3	805.3
Average number of common shares outstanding - diluted (millions)	788.3	807.1

The following items are included in net earnings:
Net gains (losses) on investments
Continuing operations	1	(2)	3	n.m.
Restructuring and other	(70)	(197)	127	64.5%
Total	(69)	(199)	130	65.3%
Impact on net earnings per share	$(0.09)	$(0.25)	$0.16	64.0%
Adjusted EPS (3)	$0.57	$0.57	$-	0.0%

(A) Excludes net benefit plans cost n.m. : not meaningful

BCE Inc. Supplementary Financial Information - First Quarter 2009  Page 2

BCE Inc.
Consolidated Operational Data - Historical Trend

		Total
($ millions, except per share amounts) (unaudited)	Q1 09	2008	Q4 08	Q3 08	Q2 08	Q1 08
Operating revenues	4,342	17,698	4,488	4,450	4,400	4,360
Cost of revenue, exclusive of depreciation and amortization	(1,097)	(4,428)	(1,189)	(1,098)	(1,082)	(1,059)
Selling, general and administrative expenses (A)	(1,400)	(6,016)	(1,519)	(1,513)	(1,505)	(1,479)
Net benefit plans cost	(88)	(250)	(40)	(69)	(70)	(71)
EBITDA	1,757	7,004	1,740	1,770	1,743	1,751
EBITDA margin	40.5%	39.6%	38.8%	39.8%	39.6%	40.2%
Depreciation	(626)	(2,537)	(683)	(619)	(612)	(623)
Amortization of intangible assets	(193)	(732)	(187)	(175)	(175)	(195)
Restructuring and other	(109)	(871)	(207)	(310)	(71)	(283)
Operating income	829	2,864	663	666	885	650
Other income (expense)	2	(253)	(281)	-	6	22
Interest expense	(191)	(791)	(207)	(193)	(193)	(198)
Pre-tax earnings from continuing operations	640	1,820	175	473	698	474
Income taxes	(147)	(469)	(84)	(81)	(195)	(109)
Non-controlling interest	(82)	(320)	(68)	(90)	(88)	(74)
Earnings from continuing operations	411	1,031	23	302	415	291
Discontinued operations	(5)	(88)	(41)	(22)	(23)	(2)
Net earnings (loss)	406	943	(18)	280	392	289
Dividends on preferred shares	(29)	(124)	(30)	(32)	(31)	(31)
Net earnings (loss) applicable to common shares	377	819	(48)	248	361	258
Net earnings (loss) per common share - basic
Continuing operations	$0.48	$1.13	$(0.01)	$0.34	$0.48	$0.32
Discontinued operations	$-	$(0.11)	$(0.05)	$(0.03)	$(0.03)	$-
Net earnings	$0.48	$1.02	$(0.06)	$0.31	$0.45	$0.32
Net earnings (loss) per common share - diluted
Continuing operations	$0.48	$1.12	$(0.01)	$0.33	$0.48	$0.32
Discontinued operations	$-	$(0.11)	$(0.05)	$(0.03)	$(0.03)	$-
Net earnings	$0.48	$1.01	$(0.06)	$0.30	$0.45	$0.32
Dividends per common share	$0.385	$0.730	$0.365	$-	$-	$0.365
Average number of common shares outstanding - basic (millions)	788.3	805.8	806.4	806.0	805.6	805.3
Average number of common shares outstanding - diluted (millions)	788.3	807.2	806.9	808.3	807.2	807.1

The following items are included in net earnings (loss):
Net gains (losses) on investments
Continuing operations	1	(358)	(346)	(14)	4	(2)
Discontinued operations	-	(62)	(26)	(16)	(20)	-
Restructuring and other	(70)	(572)	(117)	(210)	(48)	(197)
Total	(69)	(992)	(489)	(240)	(64)	(199)
Impact on net earnings per share	$(0.09)	$(1.23)	$(0.61)	$(0.29)	$(0.08)	$(0.25)
Adjusted EPS	$0.57	$2.25	$0.55	$0.60	$0.53	$0.57
(A) Excludes net benefit plans cost

BCE Inc. Supplementary Financial Information - First Quarter 2009  Page 3

BCE Inc.
Segmented Data (2)

	Q1	Q1
($ millions, except where otherwise indicated) (unaudited)	2009	2008	$ change	% change

Revenues
Bell Wireline	2,592	2,655	(63)	(2.4%)
Bell Wireless	1,079	1,043	36	3.5%
Inter-segment eliminations	(48)	(58)	10	17.2%
Total Bell	3,623	3,640	(17)	(0.5%)
Bell Aliant	828	858	(30)	(3.5%)
Inter-segment eliminations	(109)	(138)	29	21.0%
Total BCE Inc.	4,342	4,360	(18)	(0.4%)

EBITDA
Bell Wireline	992	1,012	(20)	(2.0%)
Margin	38.3%	38.1%		0.2	pts
Bell Wireless	434	410	24	5.9%
Margin	40.2%	39.3%		0.9	pts
Total Bell	1,426	1,422	4	0.3%
Margin	39.4%	39.1%		0.3	pts
Bell Aliant	331	329	2	0.6%
Margin	40.0%	38.3%		1.7	pts
Total BCE Inc.	1,757	1,751	6	0.3%
Margin	40.5%	40.2%		0.3	pts
Operating income
Bell Wireline	349	181	168	92.8%
Bell Wireless	300	293	7	2.4%
Total Bell	649	474	175	36.9%
Bell Aliant	180	176	4	2.3%
Total BCE Inc.	829	650	179	27.5%

Capital expenditures
Bell Wireline	352	389	37	9.5%
Capital Intensity (5)	13.6%	14.7%		1.1	pts
Bell Wireless	130	67	(63)	(94.0%)
Capital intensity	12.0%	6.4%		(5.6	) pts
Total Bell	482	456	(26)	(5.7%)
Capital Intensity	13.3%	12.5%		(0.8	) pts
Bell Aliant	108	95	(13)	(13.7%)
Capital Intensity	13.0%	11.1%		(1.9	) pts
Total BCE Inc.	590	551	(39)	(7.1%)
Capital Intensity	13.6%	12.6%		(1.0	) pt

BCE Inc. Supplementary Financial Information - First Quarter 2009  Page 4

BCE Inc.
Segmented Data - Historical Trend

		Total
($ millions, except where otherwise indicated) (unaudited)	Q1 09	2008	Q4 08	Q3 08	Q2 08	Q1 08

Revenues
Bell Wireline	2,592	10,640	2,726	2,632	2,627	2,655
Bell Wireless	1,079	4,481	1,135	1,180	1,123	1,043
Inter-segment eliminations	(48)	(248)	(61)	(65)	(64)	(58)
Total Bell	3,623	14,873	3,800	3,747	3,686	3,640
Bell Aliant	828	3,332	815	821	838	858
Inter-segment eliminations	(109)	(507)	(127)	(118)	(124)	(138)
Total BCE Inc.	4,342	17,698	4,488	4,450	4,400	4,360

EBITDA
Bell Wireline	992	3,868	937	953	966	1,012
Margin	38.3%	36.4%	34.4%	36.2%	36.8%	38.1%
Bell Wireless	434	1,770	444	474	442	410
Margin	40.2%	39.5%	39.1%	40.2%	39.4%	39.3%
Total Bell	1,426	5,638	1,381	1,427	1,408	1,422
Margin	39.4%	37.9%	36.3%	38.1%	38.2%	39.1%
Bell Aliant	331	1,366	359	343	335	329
Margin	40.0%	41.0%	44.0%	41.8%	40.0%	38.3%
Total BCE Inc.	1,757	7,004	1,740	1,770	1,743	1,751
Margin	40.5%	39.6%	38.8%	39.8%	39.6%	40.2%
Operating income
Bell Wireline	349	902	226	125	370	181
Bell Wireless	300	1,241	294	338	316	293
Total Bell	649	2,143	520	463	686	474
Bell Aliant	180	721	143	203	199	176
Total BCE Inc.	829	2,864	663	666	885	650

Capital expenditures
Bell Wireline	352	1,966	625	473	479	389
Capital Intensity	13.6%	18.5%	22.9%	18.0%	18.2%	14.7%
Bell Wireless	130	493	229	93	104	67
Capital intensity	12.0%	11.0%	20.2%	7.9%	9.3%	6.4%
Total Bell	482	2,459	854	566	583	456
Capital Intensity	13.3%	16.5%	22.5%	15.1%	15.8%	12.5%
Bell Aliant	108	529	168	139	127	95
Capital Intensity	13.0%	15.9%	20.6%	16.9%	15.2%	11.1%
Total BCE Inc.	590	2,988	1,022	705	710	551
Capital Intensity	13.6%	16.9%	22.8%	15.8%	16.1%	12.6%

BCE Inc. Supplementary Financial Information - First Quarter 2009  Page 5

Bell Wireline (2)

	Q1	Q1
($ millions, except where otherwise indicated) (unaudited)	2009	2008	% change
Bell Wireline
Local & access	805	857	(6.1%)
Long distance	278	298	(6.7%)
Data	905	903	0.2%
Video	387	356	8.7%
Equipment & other	140	154	(9.1%)
Total external revenues	2,515	2,568	(2.1%)
Inter-segment revenues	77	87	(11.5%)
Total Bell Wireline operating revenue	2,592	2,655	(2.4%)
Operating expenses	(1,600)	(1,643)	2.6%
EBITDA	992	1,012	(2.0%)
EBITDA Margin	38.3%	38.1%	0.2	pts
Operating income	349	181	92.8%

Capital expenditures	352	389	9.5%
Capital intensity	13.6%	14.7%	1.1	pts

Local
Network access services (NAS) (k)
Residential (A)	4,153	4,500	(7.7%)
Business (B)	3,179	3,240	(1.9%)
Total	7,332	7,740	(5.3%)
Network access service net (losses)/activations (k)
Residential	(78)	(106)	26.4%
Business (B)	(26)	(13)	(100.0%)
Total	(104)	(119)	12.6%
Long Distance (LD)
Conversation minutes (M)	2,851	2,930	(2.7%)
Average revenue per minute ($)	0.085	0.093	(8.6%)
Internet
High Speed Internet net activations (k)	6	10	(40.0%)
High Speed Internet subscribers EOP (k)	2,060	2,014	2.3%
Video (DTH and VDSL)
Video EBITDA	92	77	19.5%
Net subscriber activations (k)	12	1	n.m.
Total subscribers EOP (k)	1,864	1,823	2.2%
ARPU (6) ($/month)	68.84	64.65	6.5%
Churn (7) (%) (average per month)	1.1%	1.1%	0.0	pts

(A)	At the beginning of Q1 2008, an adjustment of 44k was made to our NAS count, reflecting an extensive review of our historical customer account records.
(B)

In Q1 2008, we adjusted our beginning -of-period business NAS customer base to write-off 273k lines following formal notification received from a major wholesale customer in Q4 2007 that it was in the process of migrating all of its subscribers onto its own network facilities.

BCE Inc. Supplementary Financial Information - First Quarter 2009  Page 6

Bell Wireline - Historical Trend

		Total
($ millions, except where otherwise indicated) (unaudited)	Q1 09	2008	Q4 08	Q3 08	Q2 08	Q1 08
Bell Wireline
Local & access	805	3,360	825	833	845	857
Long distance	278	1,165	279	290	298	298
Data	905	3,721	1,009	913	896	903
Video	387	1,450	375	363	356	356
Equipment & other	140	576	145	136	141	154
Total external revenues	2,515	10,272	2,633	2,535	2,536	2,568
Inter-segment revenues	77	368	93	97	91	87
Total Bell Wireline operating revenue	2,592	10,640	2,726	2,632	2,627	2,655
Operating expenses	(1,600)	(6,772)	(1,789)	(1,679)	(1,661)	(1,643)
EBITDA	992	3,868	937	953	966	1,012
EBITDA Margin	38.3%	36.4%	34.4%	36.2%	36.8%	38.1%
Operating income	349	902	226	125	370	181

Capital expenditures	352	1,966	625	473	479	389
Capital intensity	13.6%	18.5%	22.9%	18.0%	18.2%	14.7%

Local
Network access services (NAS) (k)
Residential (A)	4,153	4,231	4,231	4,303	4,375	4,500
Business (B)	3,179	3,205	3,205	3,233	3,233	3,240
Total	7,332	7,436	7,436	7,536	7,608	7,740
Network access service net (losses)/activations (k)
Residential	(78)	(375)	(72)	(72)	(125)	(106)
Business (B)	(26)	(48)	(28)	-	(7)	(13)
Total	(104)	(423)	(100)	(72)	(132)	(119)
Long Distance (LD)
Conversation minutes (M)	2,851	11,771	3,003	2,853	2,985	2,930
Average revenue per minute ($)	0.085	0.089	0.082	0.093	0.089	0.093
Internet
High Speed Internet net activations (k)	6	50	8	33	(1)	10
High Speed Internet subscribers EOP (k)	2,060	2,054	2,054	2,046	2,013	2,014
Video (DTH and VDSL)
Video EBITDA	92	282	82	76	47	77
Net subscriber activations (k)	12	30	14	7	8	1
Total subscribers EOP (k)	1,864	1,852	1,852	1,838	1,831	1,823
ARPU ($/month)	68.84	65.37	67.15	65.20	64.47	64.65
Churn (%) (average per month)	1.1%	1.2%	1.3%	1.4%	1.1%	1.1%

(A)	At the beginning of Q1 2008, an adjustment of 44k was made to our NAS count, reflecting an extensive review of our historical customer account records.
(B)	In Q1 2008, we adjusted our beginning -of-period business NAS customer base to write-off 273k lines following formal notification received from a major wholesale customer in Q4 2007 that it was in the process of migrating all of its subscribers onto its own network facilities.

BCE Inc. Supplementary Financial Information - First Quarter 2009  Page 7

Bell Wireless (2)

	Q1	Q1
($ millions, except where otherwise indicated) (unaudited)	2009	2008	% change
Bell Wireless
Revenue
Service	986	956	3.1%
Product	83	74	12.2%
Total external Bell Wireless revenues	1,069	1,030	3.8%
Inter-segment	10	13	(23.1%)
Total Bell Wireless operating revenues	1,079	1,043	3.5%
Operating expenses	(645)	(633)	(1.9%)
EBITDA	434	410	5.9%
EBITDA margin (Total revenues)	40.2%	39.3%	0.9	pts
EBITDA margin (Service revenues)	44.0%	42.9%	1.1	pts
Operating Income	300	293	2.4%

Capital expenditures	130	67	(94.0%)
Capital intensity	12.0%	6.4%	(5.6	) pts

Wireless gross activations (A) (k)	366	351	4.3%
Post-paid	210	198	6.1%
Wireless net activations (A) (k)	30	34	(11.8%)
Post-paid	35	28	25.0%
Wireless subscribers EOP (A) (k)	6,527	6,250	4.4%
Post-paid	4,780	4,478	6.7%
Average revenue per unit (ARPU) (B) ($/month)	51.52	52.32	(1.5%)
Pre-paid	15.38	16.50	(6.8%)
Post-paid	62.34	64.27	(3.0%)
Churn (%) (B) (average per month)	1.6%	1.6%	0.0	pts
Pre-paid	2.9%	2.8%	(0.1	) pts
Post-paid	1.2%	1.3%	0.1	pts
Usage per subscriber (B) (min/month)	293	281	4.3%
Cost of acquisition (COA) (B) (8) ($/sub)	397	396	(0.3%)

(A)	Total wireless gross activations, net activations and EOP subscribers include 100% of Virgin Mobile’s subscribers.
(B)	Wireless average revenue per unit, churn, usage per subscriber and cost of acquisition reflect only the 50% portion of Virgin Mobile’s results that are consolidated.

BCE Inc. Supplementary Financial Information - First Quarter 2009  Page 8

Bell Wireless - Historical Trend

		Total
($ millions, except where otherwise indicated) (unaudited)	Q1 09	2008	Q4 08	Q3 08	Q2 08	Q1 08
Bell Wireless
Revenue
Service	986	4,058	1,033	1,061	1,008	956
Product	83	377	92	109	102	74
Total external Bell Wireless revenues	1,069	4,435	1,125	1,170	1,110	1,030
Inter-segment	10	46	10	10	13	13
Total Bell Wireless operating revenues	1,079	4,481	1,135	1,180	1,123	1,043
Operating expenses	(645)	(2,711)	(691)	(706)	(681)	(633)
EBITDA	434	1,770	444	474	442	410
EBITDA margin (Total revenues)	40.2%	39.5%	39.1%	40.2%	39.4%	39.3%
EBITDA margin (Service revenues)	44.0%	43.6%	43.0%	44.7%	43.8%	42.9%
Operating Income	300	1,241	294	338	316	293

Capital expenditures	130	493	229	93	104	67
Capital intensity	12.0%	11.0%	20.2%	7.9%	9.3%	6.4%

Wireless gross activations (A) (k)	366	1,651	470	439	391	351
Post-paid	210	970	252	267	253	198
Wireless net activations (A) (k)	30	351	117	117	83	34
Post-paid	35	332	80	113	111	28
Wireless subscribers EOP (A) (B) (C) (k)	6,527	6,497	6,497	6,449	6,332	6,250
Post-paid	4,780	4,745	4,745	4,708	4,595	4,478
Average revenue per unit (ARPU) (D) ($/month)	51.52	54.29	54.22	56.30	54.27	52.32
Pre-paid	15.38	17.14	16.40	18.19	17.48	16.50
Post-paid	62.34	66.09	65.69	68.17	66.19	64.27
Churn (%) (D) (average per month)	1.6%	1.6%	1.7%	1.6%	1.6%	1.6%
Pre-paid	2.9%	3.1%	3.3%	3.2%	3.0%	2.8%
Post-paid	1.2%	1.2%	1.3%	1.1%	1.1%	1.3%
Usage per subscriber (D) (min/month)	293	301	310	302	305	281
Cost of acquisition (COA) (D) ($/sub)	397	395	373	398	417	396

(A)	Total wireless gross activations, net activations and EOP subscribers include 100% of Virgin Mobile’s subscribers.
(B)

The Q2 2008 beginning of period wireless subscriber base was decreased by 1k (postpaid increased by 6k while pre-paid decreased by 7k) as a result of the integration of Aliant Mobility’s billing system.

(C)

The Q4 2008 Wireless subscriber base reflected the removal of 37k analog subscribers (11k postpaid, 26k prepaid) due to the decommissioning of the analog network. Additionally, the tightening of Virgin Mobile Canada credit and activation processes resulted in 32k Virgin postpaid subscribers being removed from the subscriber base. These adjustments are not included in the net activation or churn metrics.

(D)	Wireless average revenue per unit, churn, usage per subscriber and cost of acquisition reflect only the 50% portion of Virgin Mobile’s results that are consolidated.

BCE Inc. Supplementary Financial Information - First Quarter 2009  Page 9

     BCE Inc.
Net debt and other information (2)

BCE Inc. - Net debt and preferreds

At March 31, 2009			BCE Inc.
(unaudited)
($ millions, except where otherwise indicated)
			Bell Aliant
	Bell	*		BCE Inc.
Debt due within one year	1,788		408	2,196
Long-term debt	7,685		2,448	10,133
Securitization of accounts receivable	1,108		165	1,273
Preferred shares - BCE	2,770		-	2,770
Cash and cash equivalents	(2,339)		(24)	(2,363)
Net debt	11,012		2,997	14,009
	* Includes $650 million BCE debt.

Bell - Balance Sheet Information
(unaudited)
($ millions, except where otherwise indicated)	March 31	Dec. 31
	2009	2008
Debt due within one year	1,788	1,878
Long-term debt	7,685	7,648
Securitization of accounts receivable	1,108	1,140
Preferred shares - BCE	2,770	2,770
Cash and cash equivalents	(2,339)	(3,045)
Net Debt	11,012	10,391

Net Debt: Trailing 12 month EBITDA, including Bell Aliant distributions to BCE	1.86	1.75
EBITDA, including Bell Aliant distributions to BCE: Net interest, securitization costs and preferred dividends (trailing 12 months)	8.24	8.33
Cash Flow Information
(unaudited)
($ millions, except where otherwise indicated)	Q1	Q1
	2009	2008	$ change	% change
Free Cash Flow (FCF)
Cash from operating activities	723	721	2	0.3%
Capital expenditures	(482)	(456)	(26)	(5.7%)
Other investing activities	(14)	3	(17)	n.m.
Dividends paid on preferred shares	(28)	(35)	7	20.0%
Bell Aliant distributions to BCE	73	71	2	2.8%
FCF	272	304	(32)	(10.5%)
Cash Flow Information - Historical Trend
(unaudited)
($ millions, except where otherwise indicated)	Q1	Total	Q4	Q3	Q2	Q1
	2009	2008	2008	2008	2008	2008
Free Cash Flow (FCF)
Cash from operating activities	723	4,716	1,460	1,342	1,193	721
Capital expenditures	(482)	(2,459)	(854)	(566)	(583)	(456)
Other investing activities	(14)	(729)	-	(732)	-	3
Dividends paid on preferred shares	(28)	(129)	(31)	(31)	(32)	(35)
Bell Aliant distributions to BCE	73	290	72	73	74	71
FCF	272	1,689	647	86	652	304

BCE Inc. Supplementary Financial Information - First Quarter 2009  Page 10

BCE Inc.
Consolidated Balance Sheet Data

	March 31	December 31
($ millions, except where otherwise indicated) (unaudited)	2009	2008
ASSETS
Current assets
Cash and cash equivalents	2,363	3,059
Accounts receivable	1,678	1,837
Future income taxes	88	86
Inventory	268	272
Prepaid and other expenses	443	304
Current assets of discontinued operations	31	20
Total current assets	4,871	5,578
Capital assets
Property, plant and equipment	19,255	19,407
Finite-life intangible assets	2,701	2,697
Indefinite-life intangible assets	3,710	3,697
Total capital assets	25,666	25,801
Other long-term assets	2,662	2,613
Goodwill	5,663	5,659
Non-current assets of discontinued operations	14	12
Total assets	38,876	39,663
LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	3,145	3,538
Interest payable	167	139
Dividends payable	345	337
Debt due within one year	2,196	2,201
Current liabilities of discontinued operations	25	12
Total current liabilities	5,878	6,227
Long-term debt	10,133	10,099
Other long-term liabilities	4,908	4,946
Total liabilities	20,919	21,272
Non-controlling interest	1,072	1,080
SHAREHOLDERS’ EQUITY
Preferred shares	2,770	2,770
Common shareholders’ equity
Common shares	13,148	13,525
Treasury stock	(95)	(86)
Contributed surplus	2,505	2,531
Accumulated other comprehensive income	102	39
Deficit	(1,545)	(1,468)
Total common shareholders’ equity	14,115	14,541
Total shareholders’ equity	16,885	17,311
Total liabilities and shareholders’ equity	38,876	39,663
Number of common shares outstanding	780.6	803.1

BCE Inc. Supplementary Financial Information - First Quarter 2009  Page 11

BCE Inc.
Consolidated Cash Flow Data

	Q1	Q1
($ millions, except where otherwise indicated) (unaudited)	2009	2008	$ change
Cash flows from operating activities
Net earnings	406	289	117
Less: Losses from discontinued operations, net of income taxes and non-controlling interest	(5)	(2)	(3)
Earnings from continuing operations	411	291	120
Adjustments to reconcile earnings from continuing operations to cash flows from operating activities
Depreciation and amortization of intangible assets	819	818	1
Net benefit plans cost	88	71	17
Restructuring and other	109	283	(174)
(Gains) losses on investments	(2)	2	(4)
Future income taxes	(13)	(67)	54
Non-controlling interest	82	74	8
Contributions to employee pension plans	(92)	(44)	(48)
Other employee future benefit plan payments	(24)	(23)	(1)
Payments of restructuring and other	(77)	(24)	(53)
Operating assets and liabilities	(377)	(479)	102
	924	902	22
Bell Aliant distributions to BCE	73	71	2
Capital expenditures	(590)	(551)	(39)
Other investing activities	(13)	3	(16)
Cash dividends paid on preferred shares	(28)	(35)	7
Cash distributions paid by subsidiaries to non-controlling interest	(92)	(90)	(2)
Bell Aliant Free Cash Flow	(2)	4	(6)
Free Cash Flow (3)	272	304	(32)
Bell Aliant undistributed Free Cash Flow	(71)	(75)	4
Business acquisitions	(20)	(31)	11
Business dispositions	-	(10)	10
Going-private costs	(6)	(9)	3
Increase in investments	-	(2)	2
Increase in notes payable and bank advances	88	65	23
Repayment of long-term debt	(94)	(102)	8
Cash dividends paid on common shares	(294)	(294)	-
Issue of common shares	1	1	-
Repurchase of common shares	(557)	-	(557)
Other financing activities	(10)	(12)	2
	(963)	(469)	(494)
Cash flows used in continuing operations	(691)	(165)	(526)
Cash flows used in discontinued operations activities	(7)	(11)	4
Net decrease in cash and cash equivalents	(698)	(176)	(522)
Cash and cash equivalents at beginning of period	3,063	2,658	405
Cash and cash equivalents at end of period	2,365	2,482	(117)
Consists of:
Cash and cash equivalents of continuing operations	2,363	2,477	(114)
Cash and cash equivalents of discontinued operations	2	5	(3)
Total	2,365	2,482	(117)

Other information
Cash flow per share (9)	$0.42	$0.44	$(0.02)
Annualized cash flow yield (10)	8.5%	7.6%	0.9	pts
Common dividend payout (11)	67.5%	64.0%	3.5	pts

BCE Inc. Supplementary Financial Information - First Quarter 2009  Page 12

BCE Inc.
Consolidated Cash Flow Data - Historical Trend

		Total
($ millions, except where otherwise indicated) (unaudited)	Q1 09	2008	Q4 08	Q3 08	Q2 08	Q1 08
Cash flows from operating activities
Net earnings	406	943	(18)	280	392	289
Less: Losses from discontinued operations, net of income taxes and non-controlling interest	(5)	(88)	(41)	(22)	(23)	(2)
Earnings from continuing operations	411	1,031	23	302	415	291
Adjustments to reconcile earnings from continuing operations to cash flows from operating activities
Depreciation and amortization of intangible assets	819	3,269	870	794	787	818
Net benefit plans cost	88	250	40	69	70	71
Restructuring and other	109	871	207	310	71	283
(Gains) losses on investments	(2)	308	292	14	-	2
Future income taxes	(13)	129	127	(23)	92	(67)
Non-controlling interest	82	320	68	90	88	74
Contributions to employee pension plans	(92)	(232)	(91)	(49)	(48)	(44)
Other employee future benefit plan payments	(24)	(96)	(24)	(25)	(24)	(23)
Payments of restructuring and other	(77)	(305)	(168)	(84)	(29)	(24)
Operating assets and liabilities	(377)	367	476	253	117	(479)
	924	5,912	1,820	1,651	1,539	902
Bell Aliant distributions to BCE	73	290	72	73	74	71
Capital expenditures	(590)	(2,988)	(1,022)	(705)	(710)	(551)
Other investing activities	(13)	(726)	1	(732)	2	3
Cash dividends paid on preferred shares	(28)	(129)	(31)	(31)	(32)	(35)
Cash distributions paid by subsidiaries to non-controlling interest	(92)	(366)	(92)	(92)	(92)	(90)
Bell Aliant Free Cash Flow	(2)	(304)	(101)	(78)	(129)	4
Free Cash Flow	272	1,689	647	86	652	304
Bell Aliant undistributed Free Cash Flow	(71)	14	29	5	55	(75)
Business acquisitions	(20)	(56)	(1)	-	(24)	(31)
Business dispositions	-	(10)	-	-	-	(10)
Going-private costs	(6)	(163)	2	(148)	(8)	(9)
Increase in investments	-	(8)	(3)	(1)	(2)	(2)
Decrease in investments	-	1	-	-	1	-
Increase (decrease) in notes payable and bank advances	88	1	(40)	26	(50)	65
Issue of long-term debt	-	50	-	-	50	-
Repayment of long-term debt	(94)	(502)	(124)	(94)	(182)	(102)
Cash dividends paid on common shares	(294)	(587)	-	-	(293)	(294)
Issue of common shares	1	50	23	11	15	1
Repurchase of common shares	(557)	(92)	(92)	-	-	-
Issue of equity securities by subsidiaries to non-controlling interest	-	1	-	1	-	-
Other financing activities	(10)	15	45	(8)	(10)	(12)
	(963)	(1,286)	(161)	(208)	(448)	(469)
Cash flows (used in) from continuing operations	(691)	403	486	(122)	204	(165)
Cash flows used in discontinued operations activities	(7)	(25)	(5)	(4)	(5)	(11)
Cash flows from discontinued investing activities	-	29	-	29	-	-
Cash flows used in discontinued financing activities	-	(2)	-	(2)	-	-
Net (decrease) increase in cash and cash equivalents	(698)	405	481	(99)	199	(176)
Cash and cash equivalents at beginning of period	3,063	2,658	2,582	2,681	2,482	2,658
Cash and cash equivalents at end of period	2,365	3,063	3,063	2,582	2,681	2,482
Consists of:
Cash and cash equivalents of continuing operations	2,363	3,059	3,059	2,578	2,677	2,477
Cash and cash equivalents of discontinued operations	2	4	4	4	4	5
Total	2,365	3,063	3,063	2,582	2,681	2,482

Other information
Cash flow per share	$0.42	$3.63	$0.99	$1.17	$1.03	$0.44
Annualized cash flow yield	8.5%	8.4%	8.4%	5.7%	8.1%	7.6%
Common dividend payout	67.5%	32.4%	66.4%	0.0%	0.0%	64.0%

BCE Inc. Supplementary Financial Information - First Quarter 2009  Page 13

Accompanying Notes

(1)

Throughout this report, BCE means BCE Inc., its subsidiaries and joint ventures; Bell means our Bell Wireline and Bell Wireless segments on an aggregate basis; and Bell Aliant means Bell Aliant Regional Communications Income Fund and its affiliated entities.

(2)

We report our results of operations in three segments: Bell Wireline, Bell Wireless and Bell Aliant. Our reporting structure reflects how we manage our business and how we classify our operations for planning and measuring performance. Accordingly, we operate and manage our reportable segments as strategic business units organized by products and services.

During the third quarter of 2008, certain elements of our operating segments were realigned to reflect changes in our management accountabilities for operations. Our reportable segments did not change.

(3)

Non-GAAP Financial Measures

EBITDA
The term EBITDA (earnings before interest, taxes, depreciation and amortization of intangible assets) does not have any standardized meaning according to Canadian generally accepted accounting principles (GAAP). It is therefore unlikely to be comparable to similar measures presented by other companies.

We define EBITDA as operating revenues less cost of revenue, selling, general and administrative expenses and net benefit plans costs, meaning it represents operating income before depreciation, amortization of intangible assets and restructuring and other.

We use EBITDA, among other measures, to assess the operating performance of our ongoing businesses without the effects of depreciation, amortization of intangible assets and restructuring and other. We exclude these items because they affect the comparability of our financial results and could potentially distort the analysis of trends in business performance. We exclude depreciation and amortization of intangible assets because it largely depends on the accounting methods and assumptions a company uses, as well as non-operating factors, such as the historical cost of capital assets. Excluding restructuring and other does not imply they are non-recurring.

EBITDA allows us to compare our operating performance on a consistent basis. We believe that certain investors and analysts use EBITDA to measure a company’s ability to service debt and to meet other payment obligations, or as a common valuation measurement in the telecommunications industry.

The most comparable Canadian GAAP financial measure is operating income.

Adjusted earnings per share (EPS)
The term adjusted EPS does not have any standardized meaning according to Canadian GAAP. It is therefore unlikely to be comparable to similar measures presented by other companies.

We define adjusted EPS as EPS before restructuring and other and net losses (gains) on investments.

BCE Inc. Supplementary Financial Information - First Quarter 2009  Page 14

Accompanying Notes

We use adjusted EPS among other measures, to assess the operating performance of our ongoing businesses without the effects of after-tax restructuring and other and net losses (gains) on investments. We exclude these items because they affect the comparability of our financial results and could potentially distort the analysis of trends in business performance. Excluding these items does not imply they are non-recurring.

The most comparable Canadian GAAP financial measure is EPS.

FREE CASH FLOW
The term free cash flow does not have any standardized meaning according to Canadian GAAP. It is therefore unlikely to be comparable to similar measures presented by other companies.

We define free cash flow as cash from operating activities and distributions received from Bell Aliant less capital expenditures, preferred share dividends, distributions paid by subsidiaries to non-controlling interest, other investing activities and Bell Aliant free cash flow.

We consider free cash flow to be an important indicator of the financial strength and performance of our business because it shows how much cash is available to repay debt and to reinvest in our company. We present free cash flow on a consistent basis from period to period, which allows us to compare our financial performance on a consistent basis.

We believe that certain investors and analysts use free cash flow when valuing a business and its underlying assets.

The most comparable Canadian GAAP financial measure is cash from operating activities.

(4)	EBITDA margin is calculated as follows: EBITDA Operating revenues
(5)	Capital Intensity is calculated as follows: Capital expenditures Operating revenues
(6)	Average revenue per unit (ARPU) represents the measurement of the average revenue generated by each unit, expressed as a rate per month for the year.
(7)	Churn is the rate at which existing subscribers cancel their services. Churn is calculated as the number of subscribers disconnected divided by the average subscriber base.
(8)

Cost of acquisition (COA) is also referred to as subscriber acquisition costs. This measure is expressed per gross activation. It includes costs associated with acquiring a customer such as hardware subsidies, marketing and distribution costs.

BCE Inc. Supplementary Financial Information - First Quarter 2009  Page 15

Accompanying Notes

(9)	Cash flow per share is calculated as follows: Cash flow from operating activities less capital expenditures Average number of common shares outstanding
(10)	Annualized cash flow yield is calculated as follows: Trailing 12 month free cash flow Number of common shares outstanding at end of period multiplied by share price at end of period
(11)	Common dividend payout is calculated as follows: Dividends per common share Adjusted EPS

BCE Inc. Supplementary Financial Information - First Quarter 2009  Page 16